CONFIDENTIAL TREATMENT REQUESTED
EXHIBIT 10.05

MASTER AGREEMENT
Between INTUIT INC. and MODUS MEDIA INTERNATIONAL, INC.

ARTICLE 1
PARTIES

Section 1.1 Parties to the Agreement

     THIS MASTER AGREEMENT (herein “Master Agreement” or “Agreement”) for services, effective November 1, 2000 (herein the “Effective Date”) is between INTUIT Inc. (herein “INTUIT”), a Delaware corporation located at 2535 Garcia Avenue, Mountain View, CA 94043, and MODUS MEDIA International, Inc., incorporated in Delaware (herein “MODUS MEDIA”), located at 690 Canton Street, Westwood, MA 02090.

     In consideration of the mutual covenants contained herein, the parties hereby agree as follows:

ARTICLES 2
SERVICES

Section 2.1 Enterprise Members

     Under this Agreement, INTUIT shall mean Intuit Inc. and any affiliate of INTUIT and all subsidiaries and related companies, that INTUIT controls by ownership of 45% or greater equity interest, or controls the day-to-day management of such companies by contract or otherwise, solely in connection with INTUIT’s relationship with such entity, provided such related company is not a direct competitor of MODUS MEDIA. See Schedule A for the comprehensive list of the Enterprise Members, which may be amended form time to time by written notice from INTUIT and MODUS MEDIA.

Section 2.2 Statement of Work

     INTUIT, in its sole discretion, may engage MODUS MEDIA to perform services under a statement of work agreed to and signed by the parties (herein “Statement of Work”). MODUS MEDIA will provide the services (herein “Service”) as outlined in the Statement if Work. MODUS MEDIA will also provide such additional related services as are set out in such Statement of Work (herein “Related Services”). All terms and conditions contained in this Master Agreement apply to the Statement of Work. Any new Statement of Work introduced during the Term of this Agreement may be incorporated into this Agreement if both parties agree in writing to do so.

Section 2.3 Approved Facility

     For business based in the United States and Canada, MODUS MEDIA will utilize a U.S. based facility or facilities (herein “Approved Facility”) for the delivery of Services for the Statement of Work. The Facility will be equipped with telephone systems, computer systems, and various MODUS MEDIA support tools, such as documentation and knowledge bases, to be used in the delivery of Services.

*     We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

     For business based in the Asia/Pacific Rim region, MODUS MEDIA may utilize a facility in Singapore. For the European based business, MODUS MEDIA may utilize its facility located in Apeldoorn, The Netherlands and or Kildare, Ireland. The parties may add, delete, or change an Approved Facility at any time through a signed Amendment to this Master Agreement.

Section 2.4 Quarterly Reviews

     Both parties agree to conduct quarterly business reviews to analyze the ability of MODUS MEDIA to meet INTUIT’s service requirements. These reviews will be conducted in a mode (conference call, personal visit, etc) agreed upon by both parties. Specific dated and time for the Reviews will be schedule at least one month prior to event. These reviews will also be utilized to assist INTUIT in improving the overall service levels that they provide for their customers. INTUIT shall be responsible to provide a completed Quarterly Business Review scorecard that will be used to document and rate MMI’s performance in all previously agreed metrics, to be set forth in the applicable SOW.

Section 2.5 Use Of INTUIT Resources

     If given authorization to utilize INTUIT resources, MODUS MEDIA agrees to use the resources strictly for performing the Services hereunder. “INTUIT resources” means INTUIT’s employees and agents, and INTUIT’s tangible and intangible property. Any other or unauthorized use will subject MODUS MEDIA to immediate termination without further payment. Upon such termination, INTUIT does not waive any possible legal action arising from the unauthorized use of INTUIT resources.

ARTICLE 3
SERVICES

Section 3.1 Orders

     An order (herein “INTUIT Order”) is defined as a single request for services under any Statement of Work. To order Services under a Statement of Work, INTUIT shall issue a purchase order under the referenced Statement of Work for the Services to be performed by MODUS MEDIA. The terms and conditions of this Master Agreement and the referenced Statement of Work shall govern the Services and any printed terms and conditions on the purchase order or acceptance forms shall not apply. MODUS MEDIA shall examine the INTUIT Order and shall ask INTUIT for clarification if there is any ambiguity. MODUS MEDIA shall not perform Services without an INTUIT Order and with proper instructions. Services shall commence on the dated indicated in the INTUIT Order.

Section 3.2 Delays in Shipping.

     Delays in shipping shall be reported immediately by MODUS MEDIA to INTUIT. MODUS MEDIA shall report the source of the delay, the expected time to correct the delay, the status of work in process, and the cost of the work in process. INTUIT reserves the right to cancel any order resulting from this Agreement in whole or in part if MODUS MEDIA fails to make deliveries in accordance with the terms of an INTUIT Order and this Agreement. If INTUIT cancels any order under this section, MODUS MEDIA shall complete any work in process and INTUIT shall pay for such work in process based upon cost of the work in process reported by MODUS MEDIA to INTUIT (but not more than the actual cost of the work in process) and the other terms and conditions of this Agreement.

Section 3.3 Changes

     INTUIT may order changes in the Service under a Statement of Work, All changes shall be evidenced by an executed Change Order form referencing the original purchase order number and Statement of Work. If adjustments to compensation are required, they shall be described in the Change Order. The terms and conditions are governing the Services shall continue in full force and effect except as expressly amended in the Change Order. If INTUIT knows it will experience a delay after the dated Services are scheduled to commence and requests MODUS MEDIA to remain on standby during that delay, INTUIT will reimburse MODUS MEDIA for reasonable standby costs as agreed to by the parties prior to commencement of the delay and described in a Change Order.

ARTICLE 4
INSURANCE

Section 4.1 Insurance

     A) In the event MODUS MEDIA is to perform work on INTUIT’s premises, MODUS MEDIA shall take out and maintain the following minimum insurance at its expense for the duration of any work preformed under this Agreement for each such location:

a) Worker’s Compensation	Statutory
b) Employer’s Liability	$1,000,000 each occurrence
c) Comprehensive General Liability (Bodily Injury)	$2,000,000 each occurrence
d) Comprehensive General Liability (Property Damage)	$2,000,000 each occurrence
e) Comprehensive Automobile Liability (Bodily Injury)	$1,000,000 each occurrence
f) Comprehensive Automobile Liability	$1,000,000 each occurrence

MODUS MEDIA shall have full and exclusive liability for the payment of, and MODUS MEDIA shall pay, any and all taxes and contributions for unemployment insurance, old age retirement benefits, workers’ compensation insurance or benefits, life insurance, pensions, annuities and similar benefits and any other employment-related costs, obligations, and duties that may now or hereafter be imposed by law, collective bargaining agreements or otherwise with respect to persons employed by MODUS MEDIA for the performance of Services under this Agreement.

INTUIT to be named as an additional insured on the above policy(ies), except for Worker’s Compensation. The public liability insurance specified in sections c) and d) hereinabove shall include coverage for MODUS MEDIA’s contractual liability under Indemnity with limits not less than those set forth hereinabove. Every contract of insurance providing the coverage required herein shall contain the following clause: “No reduction, cancellation or expiration of this policy shall become effective until ten (10) business days from the date written notice is actually received by INTUIT.” MODUS MEDIA shall not undertake any Work on INTUIT’s premises until all required insurance has been obtained and certificates confirming such coverage has been furnished to and approved by INTUIT.

MODUS MEDIA shall mail a certificate of insurance to the Intuit Purchasing Department, Attention: Director, Software Operations, within ten (10) days of receipt of the first purchase order placed under this Agreement. Mail to: 2700 C. Coast Avenue, Mountain View, CA 94043

ARTICLE 5
INVOICING AND PAYMENT

Section 5.1 Invoicing and Payment

     MODUS MEDIA will invoice INTUIT as services are rendered and on no less than a weekly basis. MODUS MEDIA will provide separate invoices for operations in Lindon, Utah and Raleigh, North Carolina, and any other operating divisions performing services for INTUIT. In addition, MODUS MEDIA will bill and INTUIT will pay for Related Services and such other charges as are provided for herein on an as-incurred basis. Charges for Related Services not specifically provided for in this Agreement or the Statement of Work MUST be approved by INTUIT in advance of being incurred, otherwise INTUIT is under no obligation to pay unapproved expenses. INTUIT will pay MODUS MEDIA upon the following terms: net thirty (30) days from receipt of the invoice unless otherwise set forth in the applicable SOW. Notwithstanding the foregoing, the parties shall discuss superseding the prior provision and having INTUIT make payments by means of a Procurement Master Card credit card. In the event of a disputed invoice, INTUIT will pay the portion of the invoice that is not disputed, and will promptly pay the disputed portion once resolved.

Section 5.2 Application Sales Tax

     Invoices will include local, state or federal sales, use or other similar taxes or duties, if application. MODUS MEDIA will be responsible for the proper computation and invoicing of sales taxes. Once submitted to INTUIT, INTUIT shall be responsible for the payment of any such taxes.

Section 5.3 Limitation Period on Invoices

     Any and all invoices for Services must be submitted to the Intuit Accounts Payable Department within six (6) months of date such Services are rendered. Any invoices not received within the six (6) month timeframe shall be deemed to be forgiven by MODUS MEDIA. Similarly, INTUIT cannot dispute any invoice or portion thereof, paid or unpaid, more than six (6) months after the invoice date. This provision shall not apply to invoices relating to aged inventory, which is invoiced periodically as set forth in this Agreement or the applicable SOW.

Section 5.4 Liens

     MODUS MEDIA shall keep INTUIT property free and clear of all third party liens, claims, and encumbrances arising from the performance of the Services provided under this Agreement by MODUS MEDIA. Before receiving payment for its Services, MODUS MEDIA shall certify and provide proof satisfactory to INTUIT that all material and equipment embodied in the work and all labor costs incurred on the work have been fully paid and discharged.

     If any lien is filed, MODUS MEDIA shall promptly procure the release of such lien. MODUS MEDIA shall have the right to contest the validity or amount of any such lien; however, pending the discharge of any such lien of record, INTUIT may retain out of any monies that are due and payable to MODUS MEDIA an amount sufficient to discharge such lien and to reimburse INTUIT for any cost or expense incurred in any action or proceeding for the enforcement or removal of the lien. MODUS MEDIA agrees to reimburse INTUIT for all monies paid and expenses incurred by INTUIT in discharging such liens or otherwise incurred in connection with any action or proceeding for the removal or enforcement of the lien.

MODUS MEDIA shall include a provision satisfying the requirements of this clause as part of any and all subcontracts entered into for the work or any portion of the work.

ARTICLE 6
TERM AND TERMINATION

Section 6.1 Term

     This agreement shall become effective as of 11/1/00 and shall continue until either party provides at least ninety (90) days notice of its intent to terminate the Agreement.

Section 6.2 Termination Based on Non-Performance

     6.2.1 If MODUS MEDIA fails to perform the Services described in the referenced Statement of Work under an INTUIT Order in a timely manner or fails to perform any material provision of the Master Agreement of Statement of Work, MODUS MEDIA shall immediately take appropriate steps to perform such Services or to cure such failure. If MODUS MEDIA fails to cure the failure immediately and such failure causes a major impact on INTUIT’s business operations (i.e. an impact causing immediate and material harm to INTUIT’s business operations), INTUIT will provide a written warning to MODUS MEDIA. MODUS MEDIA will provide INTUIT reasonable assurances of future performance in writing within one (1) day and continue to work on the problem until it is resolved within seven (7) days of such written warning. If the failure cannot reasonably be cured within seven (7) days, MODUS MEDIA shall so notify INTUIT and commence to cure the failure immediately and diligently and in good faith continue to cure the failure. Not withstanding any cure period, if INTUIT deems it necessary, in its sole discretion, INTUIT may move the Services to another vendor without liability to MODUS MEDIA during the cure period until such failure is cured.

     6.2.2 If the failure to perform the Services described in the application Statement of Work under an INTUIT Order or breech of a provision of the Master Agreement or Statement of Work causes a minor impact on INTUIT’s business operations, INTUIT shall give MODUS MEDIA written warning of such breach, and MODUS MEDIA must cure and maintain such cure within thirty (30) days of the receipt of the notice by MODUS MEDIA . If the failure cannot reasonably be cured within thirty (30) days, MODUS MEDIA shall so notify INTUIT and commence to cure the failure immediately and diligently and in good faith continue to cure the failure. Notwithstanding any cure period, if INTUIT deems it necessary, in its sole discretion, INTUIT may move all or part of the Services to another vendor without breach of this Agreement or liability to MODUS MEDIA during the cure period until such failure is cured. INTUIT may terminate this Agreement and/or any Statement of Work upon written notice if MODUS MEDIA fails to cure such breach within the cure period or such longer period of time as may be agreed by the parties.

     6.2.3 MODUS MEDIA shall have the right to charge interest at the rate of twelve (12%) per annum under this Agreement until INTUIT remedies any payment delinquency. MODUS MEDIA may terminate this Agreement upon forty-five (45) days written notice if INTUIT fails to pay an undisputed invoice on two or more occasions within one (1) year or if INTUIT otherwise commits a material breach of this Agreement and does not remedy such breach within thirty (30) days of receipt of written warning from MODUS MEDIA.

     6.2.4 Notwithstanding anything to the contrary in this Agreement, INTUIT may, at any time and at its sole convenience, with or without cause, terminate all or a portion of the Services in a particular INTUIT Order for Services under a Statement of Work by giving written notice to MODUS MEDIA specifying the date of termination. Should INTUIT terminate an INTUIT Order, MODUS MEDIA shall immediately stop its performance required under such Order and shall immediately cause any of its suppliers or subcontractors to cease such work as soon as possible. Upon receipt and verification of MODUS MEDIA’s invoice, INTUIT shall pay MODUS MEDIA all amounts properly due owing up to that date, including the fees for the Order under the Statement of Work reflecting the work in process begun prior to the effective date of termination plus actual direct costs resulting from such termination. MODUS MEDIA shall not be paid for any work done after effective date of termination nor for any cost of MODUS MEDIA or of its suppliers or subcontractors which MODUS MEDIA could reasonably have voided. If INTUIT provides MODUS MEDIA with a written request to perform tasks as are necessary to demobilize the Services after the termination date,

MODUS MEDIA will perform such tasks and be compensated accordingly, as agreed to by both parties.

     Section 6.3 Termination Without Cause

     Either party shall also have the right to terminate this agreement without cause, for any reason, by providing one hundred and twenty (120) days’ notice to the other party.

     Section 6.4 Termination due to Bankruptcy

     Either party shall also have the right to terminate the Agreement for cause if the other party becomes insolvent, files or has filed against it a petition under application bankruptcy or insolvency laws which is not dismissed within sixty (60) days, proposes any dissolution, composition or financial reorganization with creditors, makes an assignment for the benefits of creditors, or if a receiver, trustee, custodian or similar agent is appointed or takes possession with respect to any property or business of the defaulting party.

     Notwithstanding anything to the contrary in this Agreement, if MODUS MEDIA shall file for protection under the bankruptcy laws, or if an involuntary petition shall be filed against MODUS MEDIA and not removed within ten (10) days, or if the MODUS MEDIA shall become insolvent, be adjudicated bankrupt, or if it should make a general assignment for the benefit of creditors, or if a receiver shall be appointed due to its insolvency, INTUIT may, without prejudice to any other right or remedy, terminate the Agreement, any Statement of Work and any INTUIT Order and, at its option may take possession of the “Work in Process” and finish the manufacture by whatever appropriate method INTUIT may deem expedient. To the extent reasonably possible, finished Products shall be stored separately from other stock and marked conspicuously with labels indicating ownership by INTUIT.

     To secure INTUIT’s progress payment prior to the shipment of the products, title to and first security interest in the product, any Work in Process, and materials required for the execution of

MODUS MEDIA’s obligations under this Agreement and any work which MODUS MEDIA may subcontract in support of the performance of its obligations under this Agreement, shall vest in INTUIT to the extent INTUIT had made progress payments under this Agreement.

     The parties hereby agree that this Agreement shall constitute the Security Agreement required by the Uniform Commercial Code of the appropriate states. Each party will execute promptly any financing statement required to perfect and protect the interest of the other as defined in this Agreement.

     Section 6.5 Obligations Upon Termination or Expiration.

     The termination or expiration of this Master Agreement shall in no way relieve either party from its obligations to pay the other party any sums accrued hereunder prior to such termination or expiration of affects the limitation of liability. All warranties and confidentiality provisions shall remain in effect for their stated duration.

     Section 6.6 Disaster Recovery

     Notwithstanding any provision to the contrary, INTUIT and the Enterprise Members shall have the right to take whatever reasonable actions are necessary, without liability to MODUS MEDIA, except for Services actually performed, in the event of a disaster (a) for the duration of a disaster and (b) for the purpose of keeping its business functioning, Disaster shall mean an unplanned interruption (a) in the ability of INTUIT and/or Enterprise Members to use the Services of MODUS MEDIA due to a cause beyond the control of INTUIT and /or Enterprise Member, which at the time of occurrence can reasonably be projected to last over four (4) hours or (b) in telecommunications to or from one or more of INTUIT’s and/or the Enterprise Member, which at the time of occurrence can reasonably be projected to last over four (4) hours.

ARTICLE 7
INDEMNIFICATION

     Section 7.1 Patent and Copyright Indemnification by INTUIT

     7.1.1 “Intellectual Property Rights” means any of INTUIT’s patent, trademarks, trade names, inventions, copyrights, design rights, know-how or trade secrets and any other intellectual property rights of INTUIT subsisting anywhere in the world, relating to the origin, design, manufacture, programming, operation or service of any INTUIT products.

     7.1.2 MODUS MEDIA acknowledges INTUIT’s representation that all Intellectual Property Rights throughout the world are vested in INTUIT absolutely, and acknowledges that MODUS MEDIA has no right or interest in any Intellectual Property Rights.

     7.1.3 The “Territory” consists of the countries in which MODUS MEDIA performs Services for INTUIT and the countries into which MODUS MEDIA sells or distributes INTUIT products on INTUIT’s behalf, under this Agreement.

     7.1.4 INTUIT shall, at its own expense, defend MODUS MEDIA against all claims, suits, losses, expenses and liabilities (including MODUS MEDIA’s reasonable attorney’s fees) or arising out of any claim alleging that any INTUIT products sold or distributed by MODUS MEDIA on INTUIT’s behalf hereunder infringes any duly issued patent or copyright of the United States or the Territory and shall pay all damages awarded therein against MODUS MEDIA or agreed upon in settlement by INTUIT; provided that MODUS MEDIA (i) gives INTUIT notice in writing of any such suit, proceeding or threat thereof, (ii) permits INTUIT sole control, through counsel of INTUIT’s choice, to defend and/or settle such suit and (iii) give INTUIT all reasonably necessary information, assistance and authority, at INTUIT’s expense, to enable INTUIT to defend or settle such suit.

     7.1.5 Subsection 7.1.4, above, shall not apply to and INTUIT shall have no liability or obligation for any infringement arising from: (a) any modification, servicing or additional made to the INTUIT products by anyone other than INTUIT or its representative or agent, (b) the use of such INTUIT products as a part of or in combination with any devices, parts or software not provided by INTUIT, (c) compliance with MODUS MEDIA’s design requirements or specifications, (d) the use of other than the then current unaltered release of the software INTUIT products available from INTUIT or (e) the use of such INTUIT products to practice any method or process which does not occur wholly within the INTUIT products. The above exclusions apply to the extent that the infringement would have been avoided but for such modifications, combinations, compliance with specifications, used of other than the current release or practice of such method or process.

     7.1.6 In the event the use or sale of any INTUIT product distributed by MODUS MEDIA in accordance with the Statement of Work for the Fulfillment Services provided under the Master Agreement is enjoined, or in the event INTUIT wishes to minimize its potential liability hereunder, INTUIT may, at its sole option and expense: (i) procure for MODUS MEDIA the right to use or distribute such INTUIT products; (ii) substitute a functionally equivalent, non-infringing unit of the equivalent in functionality; or (iv) if none of the foregoing are commercially feasible, take back such INTUIT product and not distribute the product.

     7.1.7 THIS SECTION STATES INTUIT’S TOTAL RESPONSIBILITY AND LIABILITY, AND MODUS MEDIA’S SOLE REMEDY, FOR ANY ACTUAL OR ALLEGED INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS FOR ANY INTUIT PRODUCTS DELIVERED HEREUNDER OR ANY PART THEREOF AND IS IN LIEU OF AND REPLACES ANY AND ALL OTHER EXPRESS, IMPLIED OR STATUTORY WARRANTIES OR CONDITIONS REGARDING INFRINGEMENT.

     Section 7.2 General Indemnity by INTUIT

     INTUIT shall, at its own expense, defend MODUS MEDIA against all claims, suits, losses, expenses and liabilities (including MODUS MEDIA’s reasonable attorney’s fee) for or arising out of any claim alleging personal injury, death, or damage to tangible property caused by INTUIT or as the result of the negligence or intentional wrongful acts or omissions, when there is a duty to act of awarded therein against MODUS MEDIA or agreed upon in settlement by INTUIT, provided that MODUS MEDIA gives INTUIT immediate notice in writing of any such suit, proceeding, or threat thereof, and permits INTUIT, through counsel of its choice, to answer the charges and defend and/or settle such suit; MODUS MEDIA gives INTUIT all reasonable necessary information, that is available to it, and all needed assistance and authority, at INTUIT’s expense, to enable INTUIT to defend or settle such suit.

     Section 7.3 Indemnity by MODUS MEDIA

     MODUS MEDIA shall, at its own expense, indemnify and defend INTUIT against all claims, suit, losses, expenses, and liabilities (including INTUIT’s reasonable attorney fees) for personal injury, death and tangible property damages made against INTUIT caused by MODUS MEDIA or as a result of the negligence, intentional wrongful acts or omissions, or misrepresentations of MODUS MEDIA or any person for whose actions MODUS MEDIA is legally liable.

     MODUS MEDIA shall pay all damages awarded therein against INTUIT or agreed upon in settlement by MODUS MEDIA relating to this indemnity, provided that INTUIT gives MODUS MEDIA notices in writing of any such suit, proceeding, or threat thereof, and permits MODUS MEDIA, through counsel of its choice, to answer the charges and defend and or settle such suit; and INTUIT gives MODUS MEDIA all reasonably necessary information that is available to it and assistance and authority, at MODUS MEDIA’s expense, to enable MODUS MEDIA to defend or settle such suit.

ARTICLE 8
LIMITATION OF LIABILITY

     Section 8.1 Limitation of Liability

     EXCEPT FOR LIABILITIES ARISING FROM BREACH OF SECTIONS 7.1 OR 10.1, TO THE FULL EXTENT ALLOWED BY LAW, THE PARTIES EXCLUDED ANY LIABILITY TO THE OTHER WHETHER BASED IN CONTRACT OR TORT (INCLUDING NEGLIGENCE). FOR INCIDENTAL, CONSEQUENTIAL, INDIRECT, SPECIAL OR PUNITIVE DAMAGES OF ANY KIND, OR FOR LOSS OF REVENUE OR PROFITS, LOSS OF BUSINESS, UNDER THIS AGREEMENT.

     Section 8.2 Limitation of Damages

     NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, THE MAXIMUM LIABILITY OF EITHER PARTY TO THE OTHER FOR DAMAGES HEREUNDER SHALL NOT EXCEED THE TOTAL COST OF REPLACING THE PRODUCT GIVING RISE TO THE CLAIM, EXCEPT THAT THIS LIMITATION SHALL NOT APPLY TO AMOUNTS OWED FOR SERVICES PROVIDED AND UNPAID UNDER THIS AGREEMENT, DAMAGES ARISING FROM BREACH OF SECTIONS 7.1 OR 10.1.

ARTICLE 9
WARRANTY AND WARRANTY DISCLAIMERS

     Section 9.1 Warranty

     MODUS MEDIA represents and warrants that the Services furnished under an INTUIT Order shall comply with and conform to all specifications in the Statement of Work, to the best of MODUS MEDIA’s knowledge will be free of defects in material and workmanship, and that it will provide the Services under the Agreement in a workmanlike manner by competent personnel and in conformance with generally accepted standards within its industries. MODUS MEDIA warrants and represents that is shall comply will all federal, state and local laws. MODUS MEDIA further warrants and represents to INTUIT that MODUS MEDIA shall keep the equipment and appliances needed to provide Services under an INTUIT Order in such condition as is required to perform their normal operations and for Modus Media to perform the Services in accordance with this Agreement. If any repairs or alterations must be made at any time MODUS MEDIA’s equipment or appliances in order to prevent or remedy a breach of the foregoing warranty, MODUS MEDIA will immediately undertake such repair or alteration. In the event MODUS MEDIA is in breach of this section, INTUIT’s initial remedy shall be to report the breach to MODUS MEDIA, and MODUS MEDIA shall cure the breach by either repairing or replacing the defective Product or by reperforming the Services, whichever is applicable, in accordance with the provisions and the timetables described in Section 6.2.

     Section 9.2 Warranty Disclaimers

     TO THE FULL EXTENT ALLOWED BY LAW, MODUS MEDIA DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATIONS, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ITS SERVICES.

ARTICLE 10
CONFIDENTIALITY, SECURITY AND PUBLICITY

     Section 10.1 Confidentiality

     During the course of this Agreement, each party may disclose to the other certain proprietary information (both patentable and unpatentable, including trade secrets, know how, software, source codes, techniques, future product plans, marketing plans, customers, inventions, discoveries, improvements, and research and development data) (“Confidential Information”) of a character regarding by the disclosing party as confidential. Each party and each of its employees or consultants to whom disclosure is made shall hold all Confidential Information and the terms of this Agreement in confidence, and shall not disclose such information to any third party or apply it to uses other than the recipient’s performance of this Agreement.

     Such Confidential Information if disclosed in writing shall be marked or identified as confidential or a similar designation, or if orally or visually disclosed, shall be identified as the confidential information of the disclosing party at the time of disclosure and then summarized in writing and provided to the recipient in such written form within thirty (30) days after such oral or visual disclosure.

(a)	Obligation of Confidentiality. Each party agrees that for a period of three (3) years from receipt of Confidential Information from the other party hereunder, it shall use the same degree of care that it utilizes to protect its own information of a similar nature, but in any event not less than reasonable care to prevent the unauthorized use or the disclosure of such Confidential Information to third parties. The Confidential Information shall be disclosed only to employees and consultants of a recipient with a “need to know” who are instructed to and agree in writing to not disclose third party confidential information, and who shall use the Confidential Information only for the purpose set forth above. A recipient may not alter, decompile, disassemble, reverse engineer, or otherwise modify any Confidential Information received hereunder and the mingling of the Confidential Information with information of the recipient shall not affect the confidential nature or ownership of the same as stated hereunder.

(b)	Ownership of Confidential Information. All Confidential Information is, and shall remain, the property of the disclosing party. Nothing herein shall be construed as granting or conferring any rights by license or otherwise in the Confidential Information except as expressly provided herein. A recipient acquires hereunder only a limited right to use the Confidential Information solely for the purpose of performing its obligations under this Agreement.

(c)	Return of Confidential Information. Upon the written request of the disclosing party, or upon the expiration or any earlier termination of this Agreement, the recipient shall promptly return all copies of the Confidential Information, in whatever form or media, to the disclosing party or, at the direction of such party, destroy the same. The recipient shall certify in writing to the other such return or destruction within thirty (30) days thereafter.

(d)	Exceptions to Obligations of Confidentiality. This Agreement shall impose no obligation of confidentiality upon a recipient with respect to any portion of the Confidential Information received hereunder which:

(i)	now or hereafter, though no unauthorized act or failure to act on recipient’s part, becomes generally known or available;

(ii)	is lawfully known to the recipient without an obligation of confidentiality at the time recipient receives the same from the disclosing party, as evidenced by written records;

(iii)	is hereafter lawfully furnished to the recipient by a third party without restriction on disclosure;

(iv)	is furnished to others by the disclosing party without restriction on disclosure; or

(v)	is independently developed by the recipient without use of the disclosing party’s Confidential Information.

Nothing is this Agreement shall prevent the receiving party from disclosing Confidential Information to the extent the receiving party is legally compelled to do so by any governmental investigative or judicial agency pursuant to proceedings over which such agency has jurisdiction; provided, however, that prior to any such disclosure, the receiving party shall:

(a)	assert the confidential nature of the Confidential Information to the agency;

(b)	immediately notify the disclosing party in writing of the agency’s order or request to disclose; and

(c)	cooperate fully with the disclosing party in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of the compelled disclosure and protecting its confidentiality.

     Section 10.2 Security

     MODUS MEDIA shall at all times conduct all operations under this Agreement in a manner to avoid the risk of loss, theft, or damage by vandalism, sabotage or other means to any property. MODUS MEDIA shall promptly take all reasonable precautions which are necessary and adequate to protect against conditions which involve a risk of loss, theft or damage to its property, INTUIT’s property, and the work site. MODUS MEDIA shall continuously inspect all its work, materials, and equipment facilities to discover and determine any of the above-described conditions and MODUS MEDIA shall be solely responsible for discovery, determination and correction of any such conditions. MODUS MEDIA shall cooperate with INTUIT on all security matters and MODUS MEDIA shall promptly comply with any project security requirements established by INTUIT. Compliance with these security requirements shall not relieve MODUS MEDIA of its responsibility for maintaining adequate security, nor shall such compliance be construed as limiting MODUS MEDIA’s obligation to undertake reasonable action as required to comply with the terms and conditions of this Agreement. MODUS MEDIA shall prepare and maintain accurate reports of incidents of loss, theft or vandalism and MODUS MEDIA shall furnish these reports to INTUIT in a timely manner. MODUS MEDIA is solely responsible for the safety of its own personnel.

     Section 10.3 Publicity

     Neither party shall disclose, advertise or publish the terms or conditions of this Agreement without the prior written consent of the other party, except as may be required by law or pursuant to a lawful request of a government agency in which event the party required to make such disclosure shall notify the other party and provide the other party with reasonable opportunity to prevent such disclosure. This Section shall survive the expiration or termination of the Master Agreement.

ARTICLE 11
GENERAL PROVISIONS

     Section 11.1 Relationship of Parties

     MODUS MEDIA is an independent contractor and represents INTUIT solely for the purpose of performing its obligations on behalf of INTUIT as stated in this Master Agreement. MODUS MEDIA does not have the authority to bind INTUIT except as expressly stated herein. No provision of this Agreement or any act of the parties under this Agreement shall be construed to express or imply a joint venture, partnership, or relationship other than vendor and purchaser of the Services described in this Agreement.

     Except as expressly noted herein, no employee, agent, or representative of either party shall have the authority to bind the other party in any way. No employee, agent, or other representative of either party shall at any time be deemed to be under the control or authority of the other party, or under the joint control of both parties, Each party shall be fully liable for all workers’ compensation premiums and liability, federal, state and local withholding taxes or charges with respect to its respective employees, and each agrees to indemnify and defend the others from any claims brought against the other with respect to such claims.

     Section 11.2 Compliance with Laws

     MODUS MEDIA understands and acknowledges that, in performing any Services under an INTUIT Order, it may act only on instructions from INTUIT, and shall take appropriate technical and organizational measures against unauthorized or unlawful processing of confidential information and against accidental losses or destruction of, or damage to confidential information.

     MODUS MEDIA shall perform its obligations under this Master Agreement in compliance with all applicable laws and regulations, including Generally Accepted Accounting Principles (GAAP).

     Each party acknowledges and agrees that the Software, all documentation and other technical information delivered hereunder (“Technical Data”) are subject to export controls imposed by the United States Export Administration Act 1979, as amended (the “Act”) (or any future export control laws) and the Export Administration Regulations (“EAR”) promulgated there under. MODUS MEDIA agrees not to export, reexport, or transmit, directly or indirectly, any Technical Data outside the United States or Canada without complying with the Act and without the prior written consent of the Bureau of Export Administration of the U.S. Department of Commerce, or such other governmental entity as may have jurisdiction over such export or transmission. MODUS MEDIA certifies that neither the Technical Data nor its direct product: (a) is intended to be used for any purpose prohibited under the Act of EAR including, without limitations, nuclear related activities or chemical or biological weapons or missiles; or (b) is intended to be shipped, exported or transmitted, either directly or indirectly to any foreign destination outside the United States or Canada. This section shall survive any termination or expiration of this Agreement.

     INTUIT and MODUS MEDIA represents and warrant all products provided to MODUS MEDIA hereunder, including commodities, technology, and software, will be imported or exported in accordance with application laws and regulations including specifically U.S. laws and regulations. Diversion contrary to U.S. law is prohibited. Resale or reexport to Iraq, Sudan, Iran, Syria, Cuba, Libya or North Korea is prohibited. Transfer or resale to nuclear, missile, chemical or biological weapons end users or end uses is prohibited. Resale or reexport to Albania, Armenia, Azerbaijan, Belarus, Bulgaria, Cambodia, Estonia, Georgia, Kazakhstan, Kyrgystan, Laos, Latvia, Lithuania, Moldova, Mongolia, People’s Republic of China (excluding Hong Kong), Romania, Russia, Tajikstan, Turkmenistan, Ukraine, Uzbekistan, or Vietnam without approval of the U.S. Government is prohibited. MODUS MEDIA shall subscribe to the publications “Denied Parties; Specification Designated Nationals” and “The Entity List”, (the “Lists”) from a qualified service such as OCR, RegData or other regulatory provider approved by INTUIT. All Customer Orders should be screened against said List at initiation of order. MODUS MEDIA shall retain documentation, entering the dates of the screenings, the name of the person(s) performing the screenings, and the date of the list used to perform the screening, in an electronic file. This log or file MUST BE MAINTAINED FOR AUDIT PURPOSES for a period of 6 years after which MODUS MEDIA will notify INTUIT before destroying. If a Customer appears on any of the Lists, MODUS MEDIA shall immediately cancel all pending orders and stop any in-transit shipments to the Customer, to the extent legally possible, and shall promptly notify INTUIT of such Customer.

     MODUS MEDIA is responsible for obtaining the required licenses, paying permit fees, duties and customs fee in order to perform its obligations under this contract. INTUIT is responsible for providing MODUS MEDIA with an Export License Requirement Matrix, outlining the commodity Name, ECCN, Schedule B and License Requirement by Country Group for all products and technology, being exported. MODUS MEDIA is responsible for preparing and submitting all required documentation in connection with the invoicing of INTUIT products. If MODUS MEDIA delivers products to any customer in accordance with INTUIT’s directions, INTUIT agrees to indemnify MODUS MEDIA for any consequent direct or indirect violation of the application export control laws. MODUS MEDIA will retain for a period of 6 years. Documents and other evidence sufficient to enable INTUIT to support governmental reviews or audits. MODUS MEDIA further agrees to assist INTUIT, upon request, in any appropriate legal or administrative proceedings regarding the validity of such licenses, fees and taxes.

     Section 11.3 Work Product

     Work product MODUS MEDIA has developed to provide the Services in this Agreement is the exclusive property of MODUS MEDIA. Information contained within the work products which is INTUIT confidential, relates to INTUIT’s customer information, and purchases. And INTUIT inventory standard cost, is the exclusive property of INTUIT and will be surrendered to INTUIT upon demand.

     Section 11.4 Validity

     If any of the provisions of this Agreement are declared to be invalid, such provisions shall be severed from this Agreement and the surviving provisions shall remain in full force and effect.

     Section 11.5 Waiver

     A waiver of any default hereunder or of any of the terms and conditions of this Agreement shall not be deemed to be a continuing waiver or a waiver of any other default or of any other term or conditions, but shall apply solely to the instance to which such waiver is directed. The exercise of any right or remedy provided in this Agreement shall be without prejudice to the right to exercise any other right or remedy provided by law or equity.

     Section 11.6 Assignability

     This Agreement shall not be assigned by either party without the prior written consent of the other party, which shall not be unreasonably withheld or delayed; provided that the assignee is of the same or greater creditworthiness as the assignor. Notwithstanding the preceding sentence, INTUIT and MODUS MEDIA may assign their rights and obligations hereunder to any subsidiary or affiliate or in connection with a merger or other business combination in which it is not the surviving entity, except if the assignee is a competitor of the nonassigning party. Any such attempted assignment in violation of this provision shall be null and void.

     Section 11.7 Governing Law

     THE VALIDITY, PERFORMANCE, CONSTRUCTION, AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA, EXCLUDING CONFLICTS OF LAWS PRINCIPLES AND EXCLUDING THE UNITED NATIONS CONVENTION ON CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS.

     Section 11.8 Disputed Resolution

     The parties will attempt in good faith to promptly resolve any controversy or claim arising out of or relating to this Master Agreement or Statement of Work, except for matters pertaining to Intellectual Property, through negotiations between the parties before resorting to other remedies available to them. Any such dispute shall be referred to appropriate senior executives of each party who shall have the authority to resolve the matter. If the senior executives are unable to resolve the dispute within ten (10) business days from the date the senior executives receive notification of the disputed in writing, the parties may by agreement refer the matter to an appropriate forum of alternative dispute resolution ranging from mediation to arbitration. If the parties cannot resolve them matter or if they cannot agree upon an alternative form of dispute resolution, then either party may pursue resolution of the matter through litigation.

     Section 11.9 Force Majeure

     Neither party shall be liable to the other party for any alleged loss or damages resulting from delays in performance caused by acts of the other party, acts of civil or military authority, governmental priorities, earthquake, fire, flood, epidemic, quarantine, energy crisis, strike, labor trouble, war, riot, accident, shortage, delay in transportation, service outage of a telephone provider or public utility, or any other causes beyond the reasonable control of the party whose performance is so delayed, except that INTUIT shall at all times be responsible for the prompt payment of all if its financial obligations to MODUS MEDIA. If MODUS MEDIA’s performance of Services is delayed by Force Majeure, the time for performance shall be extended for the period of Force Majeure.

     Section 11.10 Employee Solicitation Prohibited

     Each of the parties hereto recognizes that the experience, dedication, and know-how of their employees represent an important, valuable, unquantifiable asset and a significant training investment. Therefore, for Term of this Master Agreement and for six (6) months after an employee is involved in any work pursuant to or related to this Agreement, neither party may, without the prior written permission of the other party, directly solicit for employment for similar duties as currently performed, any employee of the other party. For the purposes of this Section, “directly solicit” shall be defined as a party and or search firm employed by the party and acting on the party’s behalf initiating a discussion with an employee of the other party regarding a job at the soliciting party, and requesting that the employee of the party submit a resume and/or interview for the job. “Directly solicit” shall not be deemed to include public advertising (e.g., in newspapers, trade publications, or solicitation by independent recruiters).

     Section 11.11 Authorized Representatives

     Each party shall, at all times, designate one representative who shall be authorized to take any and all action and/or grant any approvals required in the course of performance of this Agreement. Such representative shall be fully authorized to act for and bind such party including the approval of amendments to this Agreement. Until written notice to the contrary, the authorized representatives of the parties are as follows:

For INTUIT:	For MODUS MEDIA:

Dave Kinser	Ron Leitch
Sr. Vice President	President, Americas Region
Intuit Inc.	Modus Media International, Inc.
2535 Garcia Avenue	690 Canton Street
Mountain View, CA 94043	Westwood, MA 02090
Telephone Number 650-944-6656	Telephone Number 781-407-2000

Copy to Catherine Valentine, General Counsel	General Counsel

     The authorized representative’s manager and manager’s manager, and any corporate officer shall also have the power to bind the party. No other employee, agent. Or representative has the authority to bind the party.

     Section 11.12 Notices

     Any notice regarding non-performance, breach, termination, or renewal required or permitted to be given under this Master Agreement shall be given in writing and shall be hand delivered or deposited, postage prepaid, registered or certified mail, in the United States or other country’s mail, or sent by express delivery, addressed to MODUS MEDIA, or INTUIT, as the case may be, at the address shown below or at such other address as shall be given by either one to the other in writing. All other notices may be sent by regular mail or facsimile. All notices shall be deemed to have been given and received on the earlier of actual delivery or three (3) days for the date of postmark.

For INTUIT:	For MODUS MEDIA:

Dave Kinser	Ron Leitch
Sr. Vice President	President, Americas Region
Intuit Inc.	Modus Media International, Inc.
2535 Garcia Avenue	690 Canton Street
Mountain View, CA 94043	Westwood, MA 02090

Copy to Catherine Valentine, General Counsel	General Counsel

     Section 11.13 Time is of the essence in this Agreement.

     Modus Media and Intuit agree that with respect to any projects under this Agreement, time is of the essence.

     Section 11.14 Costs of Litigation

     If any legal action, arbitration or other judicial proceeding is brought based on an alleged dispute, breach, default, or misrepresentation regarding this Agreement, the prevailing party or parties shall be entitled to recover reasonable attorney’s fees and the other costs incurred in that action or proceeding, including costs relating to the collection of overdue invoices. The prevailing party or parties shall also be entitled to obtain any other relief to which the prevailing party or parties may be entitled.

     Section 11.15 Severability

     If any provision of this Agreement is held invalid or unenforceable by any court of final jurisdiction, (a) said provision shall be reconstrued in a manner that will eliminate only the part of the provision that is invalid or unenforceable and that will give effect to the intent of the parties as discerned from the remaining provisions of the agreement, (b) the remainder of this Agreement shall remain in full force and effect, and (c) all other provisions of this Agreement be construed to remain fully valid, enforceable, and binding on the parties.

     Section 11.16 Entire Agreement

     All parties acknowledge having read this Agreement and agree to be bound by its terms. This Master Agreement and the Schedules, Exhibits and Statements of Work attached hereto contain the complete, final and exclusive statement of the terms of the agreement between the parties relating to the subject matter hereof and supersedes all prior understandings, writing, proposals, representations or communications, oral or written, relating to the subject matter hereof. This Agreement may not be modified except in writing executed by both parties. The terms and conditions of the Agreement shall prevail notwithstanding any conflict with the terms and conditions of any Invoices or other form used by MODUS MEDIA, or any purchase order of any other form used by INTUIT.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the effective date set forth in Section 1.1:

INTUIT INC.

By: /s/ DAVID KINSER

Its: Vice President and Chief Information Officer

MODUS MEDIA INTERNATIONAL, INC.

By: /s/ RON LEITCH

Its: President, Americas Region

Exhibit 1
RIGHT TO COPY OBJECT CODE AND DOCUMENTATION LICENSE

               1. License Software and Documentation. The software (“License Software”) and related documentation (“Licensed Documentation”) included under this Exhibit 1 are listed on Exhibit 1, attached hereto. INTUIT will provide MODUS MEDIA with a “Golden Master” of the Licensed Software and Licensed Documentation.

               2. License Grant. Subject to the terms of this Exhibit 1, INTUIT hereby grants to MODUS MEDIA and MODUS MEDIA hereby accepts a non-exclusive, non-royalty bearing, personal, non-transferable license to reproduce verbatim the License Software and the Licensed Documentation, which may be customized or modified, to be distributed by MODUS MEDIA to Customers upon request by such Customer, in accordance with MODUS MEDIA’s obligations as stated in the Master Agreement. MODUS MEDIA agrees and acknowledges that this license does not grant any rights or title to patents, copyrights, trade secrets, trademarks, or rights of ownership in the Licensed Software or Licensed Documentation, in whatever form.

               3. License Fee. No license fee are due and payable by MODUS MEDIA to INTUIT for the license(s) granted pursuant to this Exhibit 1.

               4. Copyright Notice. INTUIT’s copyright notice as contained in the Golden Master(s) must be included on each copy made by MODUS MEDIA of the License Software and Documentation, in whatever form.

               5. Term. The term of this Exhibit 1 shall be coterminous with that of the Master Agreement, unless terminated earlier by either party by the other party as provided in the Master Agreement. Upon termination or expiration of this Exhibit 1 MODUS MEDIA will destroy all Golden Masters and so certify to INTUIT, and MODUS MEDIA will not make any additional copies.

               6. Transferability. MODUS MEDIA may not transfer or assign Golden Master to another party. MODUS MEDIA may not transfer, assign, or sublicense the license granted hereunder to another party.

               7. Confidentiality. MODUS MEDIA hereby acknowledges that the structure and organization of the Licensed Software are valuable trade secrets of INTUIT and its intellectual property. MODUS MEDIA agrees to hold such trade secrets and intellectual property in confidence. MODUS MEDIA further acknowledges that INTUIT retains title to the Licensed Software and Licensed Documentation recorded on the original media and all subsequent copies of the Licensed Software regardless of the form or media. Modification, reverse engineering, reverse compiling or disassembly of the License Software are expressly prohibited.

RIGHT TO COPY OBJECT CODE AND DOCUMENTATION LICENSE
EXHIBIT 1A to MASTER AGREEMENT
between

INTUIT INC. and MODUS MEDIA INTERNATIONAL, INC.

EXHIBIT 1A

LICENSED SOFTWARE

MODUS MEDIA is authorized to duplicate software copies of, for the purposes of this Agreement only.

LICENSED DOCUMENTATION

MODUS MEDIA is authorized to duplicate all collateral and media for end users or channel partners, for the purpose of this Agreement only.

EXHIBIT 2

Intuit’s Privacy Policy for Partners

In addition to the obligations under the Agreement between Intuit and its Partner, Intuit requires that its Partners comply with certain policies in order to safeguard the confidentiality of Personally Identifiable Information relating to Intuit’s customers. For this reason, Intuit has adopted the following Privacy Policy for Partners that must be adhered to as a condition of Partners doing business with Intuit.

The Privacy Policies for Partners are intended to apply only to Intuit’s business conducted in the United States. All Partner agreements and amendments that become effective on or after April 3, 2000, must incorporate this Privacy Policy for Partners.

Definitions

•	Partner – For the purpose of this document only, a “Partner” is any third party that has a contractual agreement to provide marketing, products or services to Intuit or Intuit’s customers, and/or has access to Personally Identifiable Information. Except as expressly stated in this Policy, this Policy shall not be interpreted or construed to create an association, agency, joint venture or legal partnership between Intuit and such third parties or to impose any liability attributable to such a relationship upon either party. Neither party shall have any right, power or authority to enter into any agreement for or on behalf of, or incur any obligation or liability of, or to otherwise bind the other party.

•	Intuit Customer – Users who view Intuit-owned/controlled Web sites, register at Intuit-owned/controlled Web sites, order or use Intuit products, services or software trials. Pursuant to specific Intuit-Partner agreements, a Partner may have particular rights to use Personally Identifiable Information.

•	Personally Identifiable Information – For the purpose of this document, Personally Identifiable Information relates to information about Intuit Customers that, among other things, identifies or can be used to identify, contact, or locate the person to whom such information relates. Personally Identifiable Information includes, but is not limited to name, address, phone number, fax number, email address, social security number and credit card information. To the extent unique information (which by itself is not personally identifiable), such as a personal profile, unique identifier, and IP address is associated with Personally Identifiable Information, then such unique information will also be considered Personally Identifiable Information. Personally Identifiable Information

does not include information that is collected anonymously or demographic information not connected to an identified individual, provided that certain types of such non-identifiable information may still be subject to restrictions on use and disclosure by law, e.g., tax return information.

Partners’ General Responsibilities

•	Partners must agree to comply with this Privacy Policy for Partners and to clearly communicate and enforce this Policy among their employees, agents and any third parties used to perform any of the Partners’ obligations under their Agreement with Intuit or this Policy.

•	Partners shall treat Personally Identifiable Information as confidential and proprietary information of Intuit and to protect it from disclosure to any third party (that is not an agent of the Partner contracted to do work pertaining to the Agreement), subject to this Policy, their Agreement with Intuit, and otherwise required by law.

•	Partners shall limit their collection and use of Personally Identifiable Information to the expressed business purpose(s) set forth in the relevant Agreement(s) between the Partners and Intuit.

•	Partners shall employ appropriate security measures to maintain the integrity and confidentiality of Personally Identifiable Information, and take reasonable precautions to protect it from loss, misuse or accidental or unauthorized access or alteration.

•	Partners shall ensure that only authorized employees and agents, who are trained in the proper handling of Personally Identifiable Information and who are subject to obligations to maintain the confidentiality and restricted use of such information, have access to Personally Identifiable Information.

•	Partners must transmit Personally Identifiable Information in a secure manner and store it in a secure environment.

•	Except where Personally Identifiable Information is “co-owned,” or the customer provides Personally Identifiable Information to the Partner without restriction, Partners shall not rent, sell, or otherwise disclose Personally Identifiable Information. In those circumstances where Partners “co-own” Personally Identifiable Information, or the customer provided such information to the partner without restriction, Partners may rent, sell, or otherwise disclose Intuit Personally Identifiable Information only if they provide a method for Intuit Customers to “opt out” of such activity (see Opt Out Choice below).

•	Intuit encourages its Partners to adopt privacy policies and practices (beyond what is covered here in this Policy) at least as protective as those used by Intuit.

•	Partners shall comply with applicable law in their use and disclosure of all information provided to them by Intuit, whether or not such information falls within the definition of Personally Identifiable Information.

•	Partners who collect Personally Identifiable Information related to Intuit customers shall identify to customers the organization(s) collecting this Information and describe to customers how this Information will be used.

Suppression

•	Intuit maintains in-house suppression file(s) that include Personally Identifiable Information relating to those individuals who have indicated the circumstances under which they may not want to be contacted or solicited by Intuit. Partners who work on Intuit’s behalf, i.e. outsourcers or vendors, shall comply with Intuit’s policies relating to the use of such suppression file(s) to suppress names and addresses in the services they perform and the databases they use, maintain, and/or manage on behalf of Intuit.

•	Except where Personally Identifiable Information is “co-owned,” Partners shall not use Personally Identifiable Information maintained in Intuit’s in-house suppression files.

•	Partners who conduct mail solicitation to prospective customers on behalf of Intuit shall utilize the Direct Marketing Association’s Mail Preference Service.

Telemarketing

•	Partners who conduct telemarketing activities on Intuit’s behalf shall comply with all applicable laws and regulations including “Do Not Call” laws.

•	Partners who conduct telemarketing activities on Intuit’s behalf shall comply with Intuit’s Do Not Call Policy (attached).

•	Partners who conduct telemarketing activities on behalf of Intuit shall employ the Direct Marketing Association’s Telephone Preference Service, as well as any applicable federal and/or local/state-managed preference services when phoning prospective customers.

Fax

•	Partners who work on Intuit’s behalf to conduct fax activities shall comply with all applicable laws and regulations relating to fax marketing activities.

•	Partners who work on Intuit’s behalf to conduct fax activities shall not send any unsolicited facsimile to any recipient who does not have a prior business relationship with Intuit, unless the recipient has given Intuit prior express permission to receive such a facsimile.

•	Partners who work on Intuit’s behalf to conduct fax activities to prospective Intuit customers shall include the date and time of transmission, and the name and telephone number of Intuit, or Partner working on Intuit’s behalf, as well as notice of how to opt-out of future facsimile communications.

Email

•	Partners who conduct email marketing activities on Intuit’s behalf shall not send unsolicited email to any recipient who does not have a preexisting relationship with Intuit or who has not consented to receive such email. Consent from a prospective customer is considered to be given when such a prospect opts in to receiving communications from Intuit or opts in to a program where the prospect chooses to receive communications from companies like Intuit, i.e. companies engaged in financial services. Marketing email sent on Intuit’s behalf shall contain notice of how to opt-out of future marketing email communications.

Opt Out Choice

•	Intuit customers may choose their contact preferences for the manner in which Intuit will use Personally Identifiable Information. Partners that provide products or services on Intuit’s behalf must agree to employ procedures in a timely manner to honor these preferences.

•	Partners that provide co-branded Web sites with Intuit, shall give customers of the co-branded Web site the opportunity to choose their preferences for the manner in which the co-branding Partner will use Personally Identifiable Information for marketing and list rental purposes.

•	Partners, to whom Intuit refers Intuit Customers, or provides Personally Identifiable Information, shall give customers the opportunity to choose their preferences for the manner in which the Partner will use Personally Identifiable Information for marketing and list rental purposes.

Reviews

•	Partners that provide products or services on Intuit’s behalf, i.e. outsourcers or vendors, shall reasonably cooperate with Intuit so as to allow Intuit to verify their compliance with Intuit’s Privacy Policies for Partners and shall allow Intuit to audit their records and practices to determine compliance with such Policy.

•	All Partners must be able to demonstrate compliance with these policies.

Ad Servers

Intuit hires companies that serve ads on Intuit’s Web sites; these companies are known as ‘ad servers’.

•	Intuit shall not disclose Personally Identifiable Information, which Intuit collects, to ad servers.

•	Ad servers shall offer an opt-out mechanism to customers, that when used, will prohibit ad servers from associating Personally Identifiable Information with customers’ anonymous customer profile.

•	Intuit shall have the option of disclosing the ad server by name in its privacy statement(s) along with links to the ad server’s privacy statement and opt-out mechanism(s).

When an Intuit Customer Becomes a Partner’s Customer

•	Intuit’s Web sites may include services or information provided by Partners, for example, insurance companies. Intuit is not responsible for any information provided to or transactions entered into by customers with such Partners. In the event Intuit’s Web site customers provide information or engage in transactions with such Partner, the terms governing the collection and use of any Personally Identifiable Information provided in connection therewith shall be governed by the terms of such Partner’s privacy policies and/or practices, and Intuit shall have no liability therefor.

•	Pursuant to an Intuit-Partner agreement, Intuit and the Partner may independently control Personally Identifiable Information. In such cases, the Partner’s privacy policies apply to the Partner’s practices.

Marketing to Children

Intuit’s Web sites are not intended for children (ages 13 and under) nor does Intuit knowingly collect personal data from children. Partners may not market Intuit’s site to their customers who may be children, nor link Intuit sites to those intended for children.

Compliance with U.S. Laws and Regulations

Partners shall comply with all applicable federal, state, and local laws and regulations.

Policy Changes

Intuit may, in its sole discretion, amend this policy from time to time, as required by law or otherwise.

EXHIBIT 3

Privacy Technology Guidelines

1.	Disclosure. Post a prominent privacy policy (linked from your home page) to tell consumers what you collect, how and why, and what their rights are.

2.	Access. Customers must be able to “login” to a website to see information collected about them. They should be able at any time to change or delete information collected, with the exception that certain transactional information (e.g., a purchase record) is owned by the merchant.

3.	SSL. Always use https/ssl (vs email or clear http etc) for transmission of any information which is considered private (financial information like credit card numbers, personally identifiable information like email or street address or phone number, etc), to prevent http snooping. (Data centers should tcp-snoop all traffic to grep for passwords.)

4.	Encryption. Always oneway encrypt all passwords—never store any unencrypted or two-way hashed passwords on disk. This means that customer support must never be able to get someone’s password, but must instead only be allowed to reset it, else (better) let the user reset it themselves, with coded-URL email confirmation.

5.	URL Parameters. Do not pass user identifiable information as URL parameters, as this causes them to be logged in the http logfiles. (And also sends this information in the clear if you forget to use SSL.) Instead, use hidden form fields or cookies or encrypted session IDs.

6.	Email Login. Use email address to uniquely indentify users vs. making them create yet another unambiguous login id which they will forget and write down (and thus open a security/privacy hole).

7.	Password Email. Never ever send any passwords (even temporary ones) by email, as they can easily be tcp snooped.

8.	Precedence: Bulk. All bulk email should have Precedence: Bulk in the header, to allow systems and users to correctly prioritize bulk invasions.

9.	Actual “To” Address. All bulk email should have the actual recipient address on the To line (this means one email per recipient!) to allow recipient to know which of their many email addresses were used.

10.	Actual “From” Address. Make sure all of your email is sent with an accurate From address, so consumers can simply hit the Reply key in their mail client to reply to a human. The From address should also include a descriptive “full name”.

11.	List Exposure. Do not ever list all recipient email addresses in the mail headers, else this will expose recipients to other recipients. (Also, the BCC field should not be used for this.)

12.	One Click Removal. All bulk email messages should include a personalized/coded removal URL to allow single click removal. The coded URL should not contain the email address itself. Do not use systems which require the user to reply-to the bulk email with some special address or Subject convention, as these do not work for people whose known email was forwarded to another of their email addresses.

13.	Opt-in for mailing lists (promotions, newsletters, etc), with a separate opt-in for the “selected partners” lists. (Need guidelines as to when to use opt-in vs opt-out...)

14.	Victim Signup. In cases where there is an email signup that might be abused (bad guys signing up victims to random high volume newsletters), consider sending coded-URL opt-in email to confirm the opt-in email address.

15.	RFC822. Allow fully RFC822 compliant email addresses, including ones like paul+amazon@example.com (the +amazon part is used by many privacy advocates to track down where/how their email addresses are used).

16.	Law Enforcement. Provide customer information to legal authorities as required, but take steps to verify their identity and authority, only sending them the minimal set of information which will satisfy their requests.

17.	htaccess should never be used as the secure web site login mechanism for mass market / consumer applications, as it is a lousy user interface.

18.	Forced Changes. Do not force consumers (vs. internal corporate/enterprise users) to regularly change their passwords, as this will cause them to forgot them, and to write them down somewhere (and thus open a security/privacy hole).

19.	Digital Certificates. Do not use digital certificates for mass market consumer applications, as they are way too hard to use for this. (They are appropriate for server-to-server authentication, or for corporate/enterprise applications.)

FIRST AMENDMENT TO MASTER AGREEMENT
Between INTUIT INC. and MODUS MEDIA INTERNATIONAL, INC.

THIS FIRST AMENDMENT TO MASTER AGREEMENT (“First Amendment”) shall be effective as of August 27, 2001 (herein the “Effective Date”) and it is between INTUIT Inc. (herein “INTUIT”), a Delaware corporation located at 2535 Garcia Avenue, Mountain View, CA 94043, and MODUS MEDIA INTERNATIONAL, INC., incorporated in Delaware (herein “MODUS MEDIA” or “MMI”), located at 690 Canton Street, Westwood, MA 02090, and shall run coterminous with the Master Agreement between the parties of the same effective date (“Master Agreement”).

Whereas, the parties desire to facilitate Intuit’s purchase of goods and services provided by MMI;

Therefore, the parties agree to amend the Master Agreement by adding the following text:

[ * ]

13. The parties agree that the terms and conditions set forth in this First Amendment do not impact the current pricing negotiated by the parties. In the event that any additional charges are incurred, the parties shall negotiate in good faith to revise the pricing schedule accordingly.

IN WITNESS WHEREOF, the parties hereto have signed this First Amendment as of August 27, 2001.

INTUIT INC.

By: /s/ KEN R. MUDGE

Its: VP, Procurement

MODUS MEDIA INTERNATIONAL, INC.

By: /s/ FRED LASKEY

Its: VP & GM, Americas Operation

*     We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.